UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FERRO CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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FERRO’S VALUE CREATION STRATEGY CONTINUES TO DELIVER

DON’T BE MISLED INTO DISRUPTING THE MOMENTUM OF OUR STRATEGY

OR ACCEPTING A LOW-BALL ACQUISITION PROPOSAL

VOTE THE ENCLOSED WHITE PROXY CARD TODAY

April 18, 2013

Dear Fellow Ferro Shareholder:

Your Board of Directors is seeking your support to re-elect three independent, experienced and highly qualified Ferro directors at the Ferro Annual Meeting of Shareholders on May 15, 2013. We urge you to vote “FOR” the Ferro Board’s nominees and the continued successful execution of Ferro’s value creation strategy using the enclosed WHITE proxy card today.

•	Ferro is executing on a clearly defined strategy built around the Company’s core competencies to drive shareholder value.

•	Ferro is focused on delivering improved earnings and cash flow and enhancing returns on invested capital by reducing costs, streamlining core operations and pursuing high-return growth investments.

•	Ferro’s Board has the experience to oversee the execution of Ferro’s strategy and hold management accountable for its execution.

REJECT THE FRONTFOUR GROUP’S SHORT-TERM AGENDA:

TO SELL FERRO ON THE CHEAP

We believe that the interests of FrontFour Capital Group and Quinpario Partners LLC (the “FrontFour Group”) are not aligned with those of Ferro’s shareholders

The FrontFour Group has offered no specific plan of action or productive suggestions regarding Ferro’s strategy. Instead, the FrontFour Group continues to advocate a short-term agenda, including pushing for a sale of Ferro to A. Schulman Inc., at the expense of other Ferro shareholders.

As of October 2012, the FrontFour Group did not own a single share. That’s right, until six months ago, the total number of Ferro shares owned by the FrontFour Group was zero. Following Ferro’s announcement that the Company was exploring strategic alternatives for its solar pastes business on October 9, 2012, the FrontFour Group opportunistically accumulated its entire stake in Ferro. With an estimated cost basis of $4.01 per share, the FrontFour Group has benefited tremendously from the value created through the successful implementation and execution of the Company’s strategic initiatives.

However, the FrontFour Group has no interest in allowing Ferro to continue executing on its strategy and driving shareholder value quarter after quarter. To the contrary, having seen the value of its investment in Ferro shares rise by 68.3% in a few short months, we believe the FrontFour Group’s goal is to liquidate its investment by forcing Ferro into a fire sale of your Company to A. Schulman.

Bloomberg News recently quoted Jeffry Quinn, one of the FrontFour Group’s nominees, as saying that Ferro made a “regrettable and egregious” decision in rejecting the A. Schulman proposal. Having failed to lure Ferro into low-ball negotiations in February, A. Schulman’s CEO, Joseph Gingo, is now counting on the FrontFour Group’s nominees to enable him to take over your Company on the cheap. As Mr. Gingo commented on A. Schulman’s recent Q2-2013 earnings call:

“Hopefully, if new board members are elected, they will be willing to proceed… If that slate does well, I’m very hopeful that that slate is going to convince the other members of the board...”

In contrast, Ferro’s Board is committed to the interests of ALL Ferro shareholders. We believe that the election of the FrontFour Group’s nominees would not only serve to advance the inadequate A. Schulman proposal, but also would preclude Ferro shareholders from realizing the full value that we expect to achieve as part of our value creation strategy. Accordingly, we strongly urge you to reject the FrontFour Group’s efforts to gain representation on the Ferro Board.

YOUR BOARD CAREFULLY CONSIDERED A. SCHULMAN’S PROPOSAL AND

DETERMINED IT WAS WHOLLY INADEQUATE AND

NOT IN THE BEST INTERESTS OF FERRO SHAREHOLDERS

Your Board, in consultation with its independent financial and legal advisors, carefully and thoughtfully considered A. Schulman’s unsolicited proposal to acquire Ferro for $6.50 per share in cash and stock, and unanimously determined that the proposal was not in the best interests of Ferro shareholders.

Today, the tangible results being delivered by Ferro’s value creation strategy strengthen your Board’s conviction that Ferro will provide greater value to shareholders by focusing on the continued execution of our strategy.

In fact, while Ferro’s earnings expectations and share price have continued to improve in recent months, A. Schulman’s have declined precipitously. Indeed, since February 13, 2013, the day that A. Schulman privately approached Ferro with its unsolicited proposal, A. Schulman’s stock price has declined over 24%.1 Consequently, had your Board accepted A. Schulman’s inadequate proposal, as the FrontFour Group has advocated, the value of your investment would have eroded considerably along with the value of A. Schulman shares you would have received.

Your Board, in consultation with its advisors, also concluded in February that there was a significant risk that A. Schulman would not meaningfully raise the cash component of its low-ball $6.50 per share proposal because of its balance-sheet and liquidity constraints. A. Schulman’s continuing efforts to anchor its negotiating position at $6.50 per share reinforce your Board’s concern. By way of example, when A. Schulman publicly announced their interest in Ferro, they proposed exactly the same terms as when the proposal was private, with no increase to price. Then, A. Schulman went to extraordinary efforts to try to persuade Ferro shareholders to urge the Ferro Board to engage in negotiations at $6.50 per share.

Given that we believe A. Schulman is not in a position to meaningfully raise the cash component of its proposal, the Board also considered the risks surrounding the stock component of A. Schulman’s proposal. We concluded that if A. Schulman attempted to use its shares to pay for the increased consideration needed to deliver real value to Ferro’s shareholders, there was a significant risk that A. Schulman’s existing shareholders might reject their own CEO’s proposal as too dilutive of their ownership interest in A. Schulman. A. Schulman’s recent stock price decline has exacerbated this prospect of dilution for A. Schulman shareholders and consequently increased the risk attendant in an A. Schulman proposal, as we expect this would make it more difficult to obtain the approval required from A. Schulman shareholders to complete the transaction.

The FrontFour Group’s insistence that Ferro rush into negotiations with A. Schulman based on their low-ball proposal should be proof enough that its interests are not aligned with yours.

THE FRONTFOUR GROUP’S NOMINEES OFFER NO STRATEGIC PLAN

OR COMPELLING INDIVIDUAL CONTRIBUTION

LISTEN TO WHAT FRONTFOUR DOES NOT TELL YOU

Although the FrontFour Group seeks to control one-third of your Board, it has offered no new substantive proposals to enhance value for all Ferro shareholders. Instead, when not advocating for the inadequate A. Schulman proposal, the FrontFour Group has recycled elements of Ferro’s publicly announced strategic plan and claimed Ferro’s initiatives as its own.

The FrontFour Group claims in its proxy materials that improving the Company’s stock performance requires Ferro to cut costs, reorganize its business structure and refocus on its core businesses. However, Ferro already had developed each of these ideas last fall as part of its previously announced value creation strategy – a detailed set of initiatives that the Company has been implementing with success. In fact, the sales of the solar pastes assets and pharmaceuticals business – for which the FrontFour Group now claims credit – were underway months before the FrontFour Group showed up.

In addition, the nominees put forward by the FrontFour Group would add nothing to Ferro’s experienced and capable Board. Consider the following:

•

Jeffry N. Quinn – Mr. Quinn is taking actions to serve his own interests, regardless of whether or not his approach is best for the Company’s shareholders. Last December, as a candidate for Ferro’s CEO post, Mr. Quinn demanded to be hired immediately in circumvention of Ferro’s established vetting process. A day after Ferro notified Mr. Quinn that he was no longer a candidate for the CEO position, his lawyer requested the information needed to run a dissident slate of directors for Ferro’s 2013 Annual Meeting of Shareholders.

We believe Mr. Quinn is now waging a proxy campaign to end-run your Board’s decision not to hire him as CEO, by electing himself and his nominees to Ferro’s Board in order to assert control over the management of your Company.

Furthermore, Mr. Quinn’s experience is of little value to Ferro. For most of his career, Mr. Quinn has worked as a lawyer. He has limited operational experience and for half of his tenure as CEO of Solutia, Inc., that company was under the protection of bankruptcy law, a very different environment. In all, Mr. Quinn has only four years of experience as the CEO of a public company outside of bankruptcy.

•

David A. Lorber – The FrontFour Group fails to mention that Mr. Lorber has no specialty chemicals or performance materials industry expertise, and no experience as an executive of a global business. As such, we believe Mr. Lorber lacks any insight into Ferro’s businesses and there is no reason to believe that Mr. Lorber will add any value to Ferro’s Board. The Board and management would need to educate Mr. Lorber on Ferro, our global operations, and the industries in which we operate, thereby slowing the Company’s momentum in executing on its value creation strategy. Mr. Lorber’s experience does not even begin to compare to the decades of business experience of each of the Ferro Board’s nominees.

Furthermore, Mr. Lorber’s track record as an activist investor is one of poor share price performance. For instance, when Mr. Lorber and his colleagues at FrontFour Capital Group were with Pirate Capital, they installed directors at GenCorp Inc. and James River Coal Company. Following the election of Pirate’s nominees, both companies suffered performance declines and share price depreciation:

•

GenCorp’s stock declined by over 37% from $20.51 to $12.84 in the six months following the addition of Mr. Lorber’s colleagues to the Board.[2] In fact, in the over seven years of Mr. Lorber’s tenure on the GenCorp Board, the company’s stock declined by nearly 37%, as compared to an over 22% increase in the S&P 500 Index.[3]

•	James River Coal’s stock declined by over 36% from $14.85 to $9.44 in the three months following the addition of Mr. Lorber’s colleagues to the Board.[4]

Mr. Lorber and others now at FrontFour Capital Group left Pirate Capital in late summer 2006, when the fund’s poor performance was evident, leaving others to deal with the value destruction.

•

Nadim Z. Qureshi – The FrontFour Group describes Mr. Qureshi as a specialty chemicals and performance materials industry expert, but fails to mention he served as a senior executive for only a brief period and his track record is decidedly mixed. Mr. Qureshi has a fraction of the business experience of Ferro’s nominees and has never served on the board of a public company.

Moreover, Ferro shareholders should have genuine cause for alarm that the FrontFour Group endorses Mr. Qureshi’s industry track record. Mr. Qureshi joined Solutia in 2005 as General Manager of the Integrated Nylon business. After three years under Mr. Qureshi’s management, the Integrated Nylon business posted a 2008 operating loss of $135 million. At the end of 2008, Solutia valued the Integrated Nylon business at $270 million. Following its poor performance, on March 31, 2009, Solutia sold its Integrated Nylon business to a financial buyer for $50 million, a capital loss of $220 million over three months.

Mr. Qureshi’s lack of board experience and record of operational failure stands in stark contrast to the decades of board service and management success of the three independent, experienced and highly qualified Ferro nominees.

In contrast to the FrontFour Group’s nominees, Ferro’s Board is comprised of directors with superior business experience and industry expertise. Ferro’s Board was instrumental in the development of the Company’s value creation strategy, and continues to work closely with Ferro’s management in overseeing the successful execution of the Company’s initiatives. Ferro has the right strategy, the right leadership and a demonstrated commitment to deliver enhanced value to you, our shareholders.

SUPPORT THE BOARD THAT IS COMMITTED TO PROTECTING YOUR INTERESTS

VOTE YOUR WHITE PROXY CARD “FOR” THE

THREE HIGHLY QUALIFIED FERRO DIRECTORS TODAY

Whether or not you plan to attend the Annual Meeting, you have the opportunity to protect your investment in Ferro and ensure you continue to benefit from our value creation strategy. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

We thank you for your continued support of Ferro.

Sincerely,

The Ferro Board of Directors

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the WHITE proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any Green proxy card sent to you by the FrontFour Group, even as a protest vote. If you have previously submitted a Green proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote by telephone or by Internet, or by simply signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

[1]	As of the market close on April 17, 2013, the day prior to the mailing of this letter.
[2]	March 31, 2006 – September 29, 2006
[3]	March 31, 2006 – April 17, 2013
[4]	August 22, 2006 – November 22, 2006